Exhibit 99.1

Contact:
Abaxis, Inc.	Lytham Partners, LLC
Clint Severson, Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
510-675-6500	602-889-9700

Abaxis Reports Financial Performance for the Fourth Quarter and Fiscal 2017 and
Declares Quarterly Cash Dividend

Union City, California – April 27, 2017 - Abaxis, Inc. (NasdaqGS: ABAX), a global diagnostics company manufacturing point-of-care blood analysis instruments and consumables for the medical and veterinary markets worldwide, today reported financial results for the fourth quarter and fiscal year ended March 31, 2017.

Fourth quarter and fiscal 2017 include:
•	Revenues from continuing operations of $58.2 million for the fourth quarter, up 2% over last year’s comparable quarter, and $227.2 million for fiscal 2017, up 4% year-over-year.
•	Veterinary market revenues for the fourth quarter of $47.4 million, up 2% over last year’s comparable quarter, and $186.7 million for fiscal 2017, up 5% year-over-year.
•
Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i-STAT cartridges and rapid tests, of $44.8 million, up 4% over last year’s comparable quarter, and $175.3 million for fiscal 2017, up 6% year-over year.

•	Total medical and veterinary reagent disc revenues for the fourth quarter of $32.6 million, up 4% over last year’s comparable quarter, and $123.8 million for fiscal 2017, up 2% year-over-year.
•	Total medical and veterinary reagent disc sales of 2.6 million units for the fourth quarter, up 6% over last year’s comparable quarter, and 10.0 million units for fiscal 2017, up 4% year-over-year.
•	Total medical reagent disc revenues for the fourth quarter of $7.5 million, up 12% from last year’s comparable quarter, and $28.3 million for fiscal 2017, up 10% year-over-year.
•	Total medical and veterinary instrument revenues for the fourth quarter of $10.0 million, down 10% from last year’s comparable quarter, and $39.3 million for fiscal 2017, down 9% year-over-year.
•	Gross profit of $32.2 million for the fourth quarter, unchanged from last year’s comparable quarter, and $125.8 million for fiscal 2017, up 2% year-over-year.
•	Cash, cash equivalents and investments as of March 31, 2017 of $165.1 million.
•	Abaxis paid dividends of $11.7 million in fiscal 2017.

Management Discussion

Clint Severson, chairman and chief executive officer of Abaxis, said, “Revenues for fiscal 2017 grew 4% to $227.2 million and revenues for the fourth quarter of fiscal 2017 increased by 2% to $58.2 million. We had record reagent disc sales of 10.0 million units in fiscal 2017, an increase of 4%, led by a 12% increase in our medical reagent disc sales to 3.9 million units in fiscal 2017. Consumables revenues for the fiscal year increased by 6% to $175.3 million, representing 77% of total sales. The successful rollout of our hematology instruments to over 900 Banfield hospitals in fiscal 2017 contributed to our consumables growth.”

“We are responding to competitive challenges, as we are initiating new sales and marketing strategies. In addition, we have increased our efforts to expand our product portfolio with internal research and development efforts, as well as investments in OEM opportunities with third parties. For example, in the veterinary market, we launched the VetScan VUE, an app-based rapid assay reader in the third quarter of fiscal 2017, and the VetScan Phenobarbital Profile in March 2017. We anticipate additional new product launches in fiscal 2018, including our VetScan FUSE connectivity system, which is nearing the completion of beta-testing, our canine pancreatic lipase point-of-care assay and two urinalysis products. We believe these initiatives will drive excellent long-term growth for Abaxis, and we remain excited about our future.

Mr. Severson concluded, “I am pleased by our strong financial foundation. We continued to reward our shareholders with a quarterly cash dividend of $0.14 per common share in the fourth quarter of fiscal 2017. We had $165.1 million in cash, cash equivalents and short- and long-term investments as of March 31, 2017. Our strong balance sheet and cash flow allows us to continue to invest aggressively to enhance our product portfolio to drive long-term revenue growth in our medical and veterinary businesses. Looking forward to fiscal 2018, we’re positioned for a great year ahead.”

Dividend Declared

Abaxis today announced that its Board of Directors declared a quarterly cash dividend of $0.14 per common share, to be paid on June 15, 2017, to all shareholders of record as of the close of business on June 1, 2017.

Results of Operations

Quarterly Results

For the fiscal quarter ended March 31, 2017, Abaxis reported revenues from continuing operations of $58.2 million, as compared with revenues of $57.0 million for the comparable period last year. Revenues from sales of instruments, which include chemistry analyzers, hematology instruments, VSpro specialty analyzers and i‑STAT analyzers, decreased by $1.1 million, or 10%, compared to the same period last year. Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i‑STAT cartridges and rapid tests, increased by $1.7 million, or 4%, over the same period last year. Abaxis reported income from continuing operations of $11.6 million and net income from continuing operations of $7.5 million for the fiscal quarter ended March 31, 2017, compared to $12.4 million and $8.3 million for the fiscal quarter ended March 31, 2016, respectively. Abaxis’ effective tax rate in the fiscal quarter ended March 31, 2017 was 35%, compared to 33% for the same period last year. Abaxis reported diluted net income per share from continuing operations of $0.33 (calculated based on 22,870,000 shares) for the fiscal quarter ended March 31, 2017, compared to $0.39 per share (calculated based on 22,810,000 shares) for the same period last year.

Fiscal 2017 Results

For the fiscal year ended March 31, 2017, Abaxis reported revenues from continuing operations of $227.2 million, as compared with revenues of $218.9 million for the comparable period last year, an increase of 4%. Revenues from instrument sales decreased by $3.8 million, or 9%, compared to the same period last year. Revenues from consumables sales, increased by $10.3 million, or 6%, over the same period last year. Abaxis reported income from continuing operations of $51.1 million and net income from continuing operations of $32.8 million (which includes a gain from sale of an equity method investment of $3.8 million after tax) for fiscal 2017, compared to $47.1 million and $31.1 million for the prior year, respectively. Abaxis’ effective tax rate in the fiscal year ended March 31, 2017 was 36%, compared to 34% for the same period last year. Abaxis reported diluted net income per share from continuing operations of $1.44 (calculated based on 22,797,000 shares) for fiscal 2017, compared to $1.36 per share (calculated based on 22,883,000 shares) for fiscal 2016.

Other Reported Information

Non-cash compensation expense recognized for share-based awards during the three-months ended March 31, 2017 and 2016 was $3.0 million and $2.9 million, respectively. Abaxis paid $3.2 million in cash dividends to shareholders during the fourth quarter of fiscal 2017.

Conference Call

Abaxis has scheduled a conference call to discuss its financial results at 4:15 p.m. Eastern Time on Thursday, April 27, 2017. Participants can dial (844) 855-9498 or (412) 317-5496 to access the conference call, or can listen via a live Internet webcast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com. A replay of the call will be available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10105658, through May 4, 2017. This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis

Abaxis, Inc. is a worldwide developer, manufacturer and marketer of portable blood analysis systems that are used in a broad range of medical specialties in human or veterinary patient care to provide clinicians with rapid blood constituent measurements. Our mission is to improve the efficiency of care delivery to and the quality of life of patients in the medical and veterinary markets. We provide leading edge technology and tools that support best medical practices, enabling physicians and veterinarians to respond to the health needs of their clients at the point of care while operating economical and profitable practices. For more information, visit http://www.abaxis.com.

Forward Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to the effects of Abaxis’ new sales and marketing strategies, Abaxis’ expansion of its product portfolio, including investments in OEM opportunities, Abaxis’ ability to drive future medical and veterinary sales, drive operational efficiencies, invest in key growth initiatives and drive both top and bottom line growth, the expected launch timing for new point-of-care urine sediment and chemistry analyzers, the ability of new products to benefit Abaxis’ long-term growth, and  payment of future cash dividends. Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts. Forward-looking statements contained in this press release may be affected by risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements, including, but not limited to, risks and uncertainties related to Abaxis’ manufacturing operations, including the vulnerability of its manufacturing operations to potential interruptions and delays and its ability to manufacture products free of defects, Abaxis’ ability to compete effectively, market acceptance of Abaxis’ products, fluctuations in quarterly operating results and difficulty in predicting future results, the performance of Abaxis’ independent distributors and Abaxis’ ability to manage their inventory levels effectively, expansion of Abaxis’ sales and marketing and distribution efforts, Abaxis’ dependence on Abbott Point of Care, Inc. for its U.S. medical sales, dependence on sole or limited source suppliers, the effect of exchange rate fluctuations on international operations, dependence on key personnel, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties. Readers should also refer to the section entitled “Risk Factors” in Abaxis’ Annual Report on Form 10-K, and subsequently filed quarterly reports on Form 10-Q filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statements were made. Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables to Follow

ABAXIS, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2017	2016	2017	2016
Revenues	$58,200	$56,960	$227,220	$218,901
Cost of revenues	26,018	24,664	101,375	95,649
Gross profit	32,182	32,296	125,845	123,252
Operating expenses:
Research and development	4,880	4,548	19,795	18,388
Sales and marketing	11,542	10,760	45,249	42,526
General and administrative	4,600	4,683	16,314	15,984
Total operating expenses	21,022	19,991	81,358	76,898
Income from operations	11,160	12,305	44,487	46,354
Interest and other income (expense), net	428	77	6,625	793
Income from continuing operations before income tax provision	11,588	12,382	51,112	47,147
Income tax provision	4,045	4,080	18,333	16,073
Income from continuing operations	7,543	8,302	32,779	31,074
Discontinued operations
Income (loss) from discontinued operations, net of tax	7	-	(63)	(3)
Gain on sale of discontinued operations, net of tax	-	559	-	559
Net income	$7,550	$8,861	$32,716	$31,630

Net income per share:
Basic
Continuing operations	$0.33	$0.37	$1.46	$1.37
Discontinued operations	-	0.02	(0.01)	0.03
Basic net income per share	$0.33	$0.39	$1.45	$1.40
Diluted
Continuing operations	$0.33	$0.36	$1.44	$1.36
Discontinued operations	-	0.03	-	0.02
Diluted net income per share	$0.33	$0.39	$1.44	$1.38

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,539	22,593	22,515	22,661
Weighted average common shares outstanding - diluted	22,870	22,810	22,797	22,883
Cash dividends declared per share	$0.14	$0.11	$0.52	$0.44

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	March 31, 2017	March 31, 2016
Current assets:
Cash and cash equivalents	$91,332	$88,323
Short-term investments	51,561	41,474
Receivables, net	40,568	35,148
Inventories	39,010	35,131
Prepaid expenses and other current assets	4,997	6,351
Net deferred tax assets, current	5,644	4,810
Current assets of discontinued operations	66	961
Total current assets	233,178	212,198
Long-term investments	22,171	22,458
Investment in unconsolidated affiliates	2,850	2,705
Property and equipment, net	34,260	26,842
Intangible assets, net	1,171	1,324
Net deferred tax assets, non-current	4,392	3,903
Other assets	7,624	1,950
Total assets	$305,646	$271,380

Current liabilities:
Accounts payable	$7,517	$7,292
Accrued payroll and related expenses	9,606	8,349
Accrued taxes	2,151	1,145
Current liabilities of discontinued operations	85	112
Other accrued liabilities	11,006	9,393
Deferred revenue	1,415	1,600
Warranty reserve	1,663	1,281
Total current liabilities	33,443	29,172
Non-current liabilities:
Deferred revenue	1,460	2,274
Warranty reserve	2,695	1,927
Net deferred tax liabilities	234	384
Notes payable, less current portion	278	379
Other non-current liabilities	1,312	932
Total non-current liabilities	5,979	5,896
Total liabilities	39,422	35,068
Shareholders' equity:
Common stock	135,932	127,016
Retained earnings	130,304	109,303
Accumulated other comprehensive loss	(12)	(7)
Total shareholders' equity	266,224	236,312
Total liabilities and shareholders' equity	$305,646	$271,380

The following table presents our revenues by source for the three and twelve months ended March 31, 2017 and 2016.

Revenues by Geographic Region and Customer Group
(Unaudited and in thousands)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2017	2016	2017	2016
Revenues by Geographic Region
North America	$46,525	$46,423	$181,853	$175,019
International	11,675	10,537	45,367	43,882
Total revenues	$58,200	$56,960	$227,220	$218,901

Revenues by Customer Group
Medical Market	$9,472	$9,528	$36,602	$37,845
Veterinary Market	47,442	46,583	186,661	177,667
Other	1,286	849	3,957	3,389
Total revenues	$58,200	$56,960	$227,220	$218,901